Exhibit 99.1

Contact:	Valerie Evans
Corporate Services
(972) 420-8339

HORIZON HEALTH ANNOUNCES LEASE

OF LAURELWOOD HOSPITAL

LEWISVILLE, Texas (December 30, 2004) — Horizon Health Corporation (NASDAQ/NM:HORC) today announced that it has leased Laurelwood Hospital, a 160-bed psychiatric hospital located in Willoughby, Ohio, a suburb of Cleveland, from Lake Hospital System, Inc.

Laurelwood Hospital was recently acquired by Lake Hospital System, Inc. from University Hospitals Health System, Inc. Lake Hospital System is a non-profit health care provider operating two hospitals and other health services facilities in Lake County, Ohio. Upon the acquisition, Lake Hospital System leased the hospital to Horizon effective January 1, 2005, for a term of 15 years with an option to renew for an additional 15 years.

Laurelwood Hospital, including certain related outpatient and physician operations, had revenues of approximately $23,028,000 for the year ended December 31, 2003, and $23,005,000 for the eleven months ended November 30, 2004. The hospital is located adjacent to Lake West Hospital. Horizon has an existing management contract for the operation of a behavioral health unit located in Lake West Hospital.

Ken Newman, President and Chief Executive Officer of Horizon Health, stated, “We are very pleased that we have been able to expand our relationship with Lake Hospital System through this transaction. A significant majority of our management contract clients are non-profit acute care hospitals. This transaction is indicative of how we can work with those clients to bring a successful solution for improving the clinical services provided to the communities they serve.”

David K. White, Ph.D., President of Horizon Health Behavioral Health Services, the behavioral health care subsidiary of Horizon, stated, “Laurelwood Hospital is an important provider of behavioral health services in Lake County, Ohio. We expect to not only continue but also to expand its behavioral health services to the community. We are pleased that Laurelwood Hospital will be a part of Horizon.”

Horizon Health Corporation is a leading manager and a provider of behavioral health and physical rehabilitation clinical services and a provider of employee assistance plans and behavioral health services to employers and managed care organizations.

The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those in any such forward-looking statements include, but are not limited to, the ability to consummate additional acquisitions, the ability to integrate the existing operations of the hospital on a cost-effective basis, adverse changes in reimbursement to psychiatric hospitals by federal and state health care programs and other third-party payors and various other risks as outlined in Horizon’s Securities and Exchange Commission filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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